Exhibit 99.3

19.9% COMMON EQUITY SHARE PURCHASE AGREEMENT

The Offering

The Company agrees to sell and Ho Shu-Jen (the “Purchaser”) agrees to buy $520,000 of Common Equity Shares (the “Shares”), on the terms and conditions set forth below.  The shares issued by the Company in connection with the Transaction will not be registered under the Securities Act of 1933 and are subject to restrictions on transferability for a period of one year from date of issuance.

Purchase Price

The purchase price of the Shares (the “Share Price”) will be US$ 0.32 per common share, payable in cash.

Closing

Closing will occur one business day following approval of the proposed investment by the Board of Directors of the Company and before December 20, 2001.  The Shares will be delivered at Closing.

Purchaser Requirements

Purchaser qualifies as an Accredited Investor, as defined in Regulation D under the Securities Act of 1933, as amended.

Use of Proceeds

The Company intends to utilize the net proceeds of this Offering for working capital and other general corporate purposes.

Subscription Procedure

To subscribe for the Shares offered herby, to the Purchaser must complete the Subscription Agreement and Letter of Investment Intent (attached as Exhibit 1) and return it to the Company.  The execution and delivery of the Subscription Agreement and Letter of Investment Intent will constitute a prospective investor’s irrevocable subscription for the aggregate purchase price indicated.

The Company will promptly counter-execute the Subscription Agreement and Letter of Investment Intent and return a copy of the same to the Purchaser on or before December 11, 2001.

Exhibit 1

19.9% COMMON EQUITY SHARE PURCHASE AGREEMENT AND LETTER OF
INVESTMENT INTENT

PacificNet.com, Inc.

7808 Creekridge Circle

Bloomington, MN 55439

Attention: David Bussmann, Chairman

The undersigned desires to purchase Common Equity Shares (the “Shares”) in PacificNet.com, Inc., a Delaware corporation (the “Company”), and hereby subscribes for Shares upon the terms and conditions set forth below.  The terms of the “19.9% Common Equity Share Purchase Agreement” attached hereto are incorporated herein by reference.

1.  The undersigned agrees to contribute US$520,000 to the Company for 1,625,000 Shares ($0.32 per Share).

Share Price	$0.32
Total Investment Amount	$520,000
Number of Shares	1,625,000

The Company will promptly counter-execute the Subscription Agreement and Letter of Investment Intent and return a copy of the same to the Purchaser on or before December 11, 2001.

If the Subscription for Shares is accepted by the Company, the Purchaser will remit $520,000 via wire transfer to the Company on the Closing Date using the following instructions:

PacificNet Limited’s bank account in Hong Kong

2.  The undersigned acknowledges and represents that:

(a)          The undersigned has received and reviewed the Company’s filings with the Securities Exchange Commission through November 19, 2001.

(b)         The undersigned believes that the undersigned has knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of the prospective investment in the Company and that it is able to bear such risks.

(c)          The undersigned understands that investment in the Company involves a high degree of risk, but believes that the investment is suitable for the undersigned based upon its business and investment objectives.

(d)         The undersigned has been given access to information regarding the Company, including the opportunity to meet with the Company’s directors and executives to discuss investment in the Company and to review all documents as it may have requested in writing and has utilized such access to its satisfaction for the purpose of obtaining information.

(e)          The undersigned realizes that (i) the purchase of Shares is a long–term investment, and the undersigned must bear the economic risk of investment for an indefinite period of time because the Shares have not been registered under the Securities Act of 1933 (the “Act”) and, therefore, cannot be sold unless they are subsequently registered under said Act or an exemption from such registration is available.

(f)            Status as an “Accredited Investor.”  The undersigned is: (check all that apply)

X	(1)	A natural person whose individual net worth or joint net worth in his or her spouse, exceeds $1,000,000.00.
(2)

A natural person whose individual income was in excess of $200,000.00, or whose joint income with his or her spouse was in excess of $300,000.00, each of the two most recent years, and who has a reasonable expectation of reaching the same income level for the current year.

	(3)	A bank, insurance company, registered investment company, business development company, small business investment company or employee benefit plan.
	(4)	A savings and loan association, credit union, or similar financial institution, or a registered broker or dealer.
	(5)	A private business development company.
	(6)	An organization described in Section 501(c)(3) of the Internal Revenue Code with assets in excess of $1,000,000.00.
	(7)	A corporation, Massachusetts or similar business trust, or partnership with assets in excess of $1,000,000.00.
	(8)	A trust with assets in excess of $1,000,000.00.
	(9)	A director or executive Manager of the company.
	(10)	An entity in which all of the equity owners are accredited investors.

The Company reserves the right to request additional information from the Subscriber to verify the information represented by the Subscriber in (a) and (b)

3. The undersigned has been advised that the Shares are not being registered under the Act or the relevant state securities laws pursuant to exemptions from the Act and laws, and that the Company’s reliance upon such exemptions is predicated in part on the undersigned’s representations to the Company as contained herein.  The undersigned represents and warrants that the Shares are being purchased for its own account and for investment and without the intention of reselling or redistributing the same, that it has made no agreement with others regarding any of such Shares and that its financial condition is such that it is not likely that it will be necessary to dispose of any of such Shares in the foreseeable future.  The undersigned is aware that, in the view of the Securities and Exchange Commission (“SEC”) and applicable state bodies that administer state securities laws, a purchase of Shares with an intent to resell by reason of any foreseeable specific contingency or anticipated change in market values, or any change in the condition of the Company or its business, or in connection with a contemplated liquidation or settlement of any loan obtained for the acquisition of the Shares and for which the Shares were pledged as security, would represent an intent inconsistent with the representations set forth above.  The undersigned further represents and agrees that if, contrary to its foregoing intentions, it should later desire to dispose of or transfer any of such Shares in any manner, it shall not do so without first obtaining (a) the opinion of counsel designated by the Company that such proposed disposition or transfer lawfully may be made without the registration of such Shares for such purpose pursuant to the Act, as then in effect, and applicable state securities laws or (b) such registrations (it being expressly understood that the Company shall not have any obligation to register the Shares for such purpose, other than as expressly provided herein).

4. The undersigned represents and warrants that the undersigned is domiciled/located in the USA and that the Shares are being purchased solely for the beneficial interest of the undersigned and not as nominee, for, or on behalf of, or for the beneficial interest of, or with

5.  The undersigned represents that this Agreement has been duly authorized by all necessary action on the part of the undersigned, has been duly executed by an authorized Manager or representative of the undersigned, and is a legal, valid and binding obligation of the undersigned enforceable in accordance with its terms.

6.                                       Miscellaneous.

(a)                                         The undersigned agrees that the undersigned understands the meaning and legal consequences of the agreements, representations and warranties contained herein, agrees that such agreements, representations and warranties shall survive and remain in full force and effect after the execution hereof and payment for the Shares, and further agrees to indemnify and hold harmless the Company, each current and future Officer, director, employee, agent and shareholder from and against any and all loss, damage, claim, penalty or liability due to, or arising out of any misrepresentation of information furnished by the undersigned to the Company in this Subscription Agreement or out of, a breach of any agreement, representation or warranty of the undersigned contained herein.

(b)                                        This Subscription Agreement shall be construed and interpreted in accordance with Delaware law without regard to conflict of law provisions.

(c)                                         The Company represents that to the best of its belief, the Private Placement of 19.9% Common Equity Shares complies with the laws and regulations of the SEC.

7.                                       Closing Conditions.

(a)                                         Upon the date of Company’s acceptance of the undersigned’s Subscription Agreement through the Closing, the Company agrees that it will not enter into any negotiations or agreements to merge with or acquire any other business or enter into any negotiations or agreements to merge with or acquire any other entity whereby the Company shall issue (in aggregate) more than 5% of its entire issued share capital on a fully diluted basis (after issue of such shares to such entity) without the express written consent of the undersigned.

(b)                                        Upon receipt by the Escrow Agent of the initial Subscription payment outlined in 1. (a) above, the Company agrees that it will not, after the date of the Subscription payment receipt by the Escrow Agent and prior to the Closing of the Placement, pay or declare any cash dividends or distributions to shareholders without the express written consent of the undersigned.

(c)                                         Representations and Warranties of the Company to the Undersigned:

1.               Litigation. There are no material actions, suits, arbitrations, proceedings or investigations pending or currently threatened against the Company or its properties before any court, arbitrator or governmental agency, nor is the Company aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions, suits, arbitration proceedings or investigations pending or threatened  (or any basis therefore known to the Company) involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements. with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court of government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

2.               Outstanding Indebtedness; Material Liabilities.  Except pursuant to the terms of Employment Contracts, Lease Contracts or as disclosed in the Financial Statements, the Company has no material liabilities or obligations.

Dated: December 9, 2001.
By /s/ Ho Shu-Jen
(Signature)

Ho Shu-Jen
Name and title of subscriber typed or printed

Address:
10460 Davison Ave., Cupertino, CA 95014,USA
Social Security Number ###-##-####

Amendment #2 to the

19.9% Common Equity Share Purchase Agreement and Letter of Investment Intent
Dated December 11, 2001 (the “Agreements”)

This Amendment #2 to 19.9% Common E Common Equity Share Purchase Agreement and Letter of Investment Intent Dated December 11, 2001 (Amendment #2) supercedes it its entirety the previous Amendment Dated December 21, 2001 to the 19.9% Common E Common Equity Share Purchase Agreement and Letter of Investment Intent Dated December 11, 2001.

With reference to the 19.9% Common Equity Share Purchase Agreement and Letter of Investment Intent Dated December 11, 2001 and Amendment #2 (“the Agreements”), it agreed that Closing will occur after approval of the proposed investment by the Board of Directors of the Company, and no later than January 21, 2002, subject to various conditions related to closing of private placement of common equity shares.

It is further agreed that Closing in not conditioned upon receipt of a written opinion from NASDAQ confirming that PacificNet.com, Inc. (the “Closing”) has not been delisted from NASDAQ NMS.

All other terms and conditions of the above Agreements remain unchanged

Dated this 21st day of December 2001.

 /s/ Tony Tong

Tony Tong, Chairman

PacificNet.com, Inc.

7808 Creekridge Circle

Bloomington, MN 55439

/s/ Ho Shu-Jen

Ho Shu-Jen